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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors
Pixar:

     We consent to the incorporation by reference in the registration statement (No. 33-99838) on Form S-8 of Pixar of our reports dated January 30, 1998, relating to the balance sheets of Pixar as of December 31, 1996 and 1997, and the related statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997, and the related schedule, which reports appear or are incorporated by reference in the December 31, 1997, annual report on Form 10-K of Pixar.

                                          KPMG PEAT MARWICK LLP

San Francisco, California
March 30, 1998